Exhibit 99.1

NEWS RELEASE

Date:	April 30, 2008
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

Former Microsoft Senior Vice President Rick Devenuti

to join XETA Board of Directors

Broken Arrow, Okla. – XETA Technologies (Nasdaq:XETA), a national provider of converged voice and data communications solutions for the enterprise marketplace, announced today that Richard R. (Rick) Devenuti—former Microsoft Senior Vice President for Services and IT–will join XETA’s Board of Directors effective May 1, 2008.

“Rick is a well-known industry expert who brings vast knowledge, experience and insights to XETA,” said Greg Forrest, XETA’s chief executive officer.  We are excited to welcome Rick to our board and believe the addition of such a prominent industry veteran will prove valuable as we continue expansion of our wholesale service business and develop our unified communications practice.”

Devenuti, 50, spent nearly 20 years with Microsoft, where he served in several senior executive positions.  Prior to retiring in 2007, he was Senior Vice President for Microsoft Services.  He also served as Microsoft’s Chief Information Officer and Vice President of worldwide operations, among other positions.  In addition to other regular board duties, Devenuti also will serve as chairman on XETA’s newly-formed strategic advisory committee, which assists the board and the Company in the development and oversight of the Company’s business strategies.  Devenuti also serves on the board of directors for Azaleos Corporation and St. Jude Medical Inc.

Devenuti will replace Ron B. Barber on XETA’s board of directors.  Barber, who has served on the board since 1987, has tendered his resignation to be effective April 30.  “XETA has benefited tremendously from Ron’s involvement on our board for the past 20 years and the company will continue to build upon his guidance,” said Forrest.  Mr. Barber and his law firm, Barber & Bartz, will continue to serve as the Company’s general legal counsel.

“XETA’s approach to bringing value to the entire converged communications process fits the needs of today’s customers,” Devenuti said. “The company understands how important it is in today’s industry to work hand-in-hand with their customers through the entire design, implementation and service process.  It’s why XETA is seen as a leading provider of converged communications solutions, and I look forward to serving on XETA’s board and helping contribute to the company’s continued growth.”

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About XETA Technologies

XETA is a leading provider of communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel Premium PARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 25 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq:XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This press release contains forward-looking statements about the Company.  A number of factors could cause the Company’s actual results to differ materially from those anticipated, including changes in the economy and capital spending trends in the Company’s markets; intense competition and industry consolidation; reliance upon a few customers in the Company’s managed services business; the ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; and the availability and retention of sales professionals and certified technicians.  For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the “Risk Factors” section of the Company’s 10-K for fiscal year ended October 31, 2007 and subsequent 10-Q filings with the Securities and Exchange Commission.